PROMISSORY NOTE

US $4,000

Lake Mary, Florida

October 31st, 2014

FOR VALUE RECEIVED, the undersigned HOUSE OF BODS Fitness, Inc., a Delaware Corporation (the “Borrower”), located at 3457 Rockcliff Place. Longwood, FL, 32779, promises to pay to the order of Tammy Skalko, an individual, (the “Note Holder”), the principal sum of Four Thousand Dollars ($4,000). All payments required to be made by the terms of this Note shall be remitted to the Note Holder’s designated address, 3457 Rockcliff Place, Longwood, FL, 32779, or such other address, as the Note Holder may hereafter give notice to the Borrower in writing. This Note shall be payable upon demand.

This Note may be prepaid in whole or in part at any time without penalty. This Note is not assumable without the express written consent of the Noteholder.

No interest shall accrue on this Note.

If said sum is not paid upon demand, the Note Holder shall be entitled to collect all reasonable costs and expenses of collection and/or suit, including, but not limited to, reasonable attorney’s fees. The Noteholder shall be entitled to 12% interest rate to any unpaid balance from the dale of notice.

Any notice to Borrower provided for in this Note shall be in writing and shall be given and be effective upon (1) delivery to Borrower or (2) mailing such notice by certified mail, return receipt requested, addressed to Borrower at the Borrower’s address stated herein, or to such other address as Borrower may designate by notice to the Note Holder. Any notice to the Note Holder shall be in writing and shall be given and be effective upon delivery to Note Holder or (2) by mailing such notice by certified mail, return receipt requested, to the Note Holder at the address slated in the first paragraph of this Note, or to such other address as Note Holder may designated by notice to Borrower.

Dated this 31 day of October, 2014.

Borrower	Note Holder

HOUSE OF BODS Fitness, Inc.	Tammy Skalko

By:	/s/ James Beshara	By:	/s/ Tammy Skalko
James Beshara, CFO/SEC